Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

April and May sales performance accelerates with start of advertising campaign

Reaffirms Fiscal 2017 guidance

CANTON, Mass., May 19, 2017 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the first quarter of fiscal 2017.

Fiscal 2017 First Quarter Highlights

•	Total sales of $107.7 million compared to $107.9 million in the prior-year quarter including a comparable sales decline of 2.1%.
•	Total sales for the month of April increased 8.6%, inclusive of a comparable sales increase of 6.4%
•	Net Loss of ($6.1) million vs. Net Income of $0.2 million in the prior year quarter
•	EBITDA was $2.5 million compared to $8.4 million in the prior-year quarter
•	Repurchased approximately 670,000 shares, leaving $10.2 million remaining on existing share repurchase authorization

Management Comments

"We're pleased to report that our sales momentum has accelerated since the start of fiscal 2017,” said President and CEO David Levin.  “We experienced a challenging sales environment in February and March, but we anticipated a strong April with the launch of our spring advertising campaign on April 2nd.  Since the campaign launch, not only has our April performance exceeded our expectations with positive comp of 6.4%, the positive trend has continued in May.” Levin said.

Levin also noted, “Our top priorities for fiscal 2017 are customer acquisition and retention, which we are fueling by reinvesting in marketing and in our digital capabilities.  These investments, which will have an adverse impact on EBITDA and Net Income in the near term, have been factored into our guidance and, more importantly, are building the foundation for sustained future sales growth with attractive profit margins.

Levin further commented, “A recent report, which has been repeated by various media outlets, has called into question our ability to repay our debt. This report inaccurately assesses our financial position and business outlook.  We ended fiscal 2016 with over $57.0 million of unused, excess availability under our credit facility and a Debt to EBITDA ratio of 2.0x.  We remain on track to generate free cash flow of $15 to $20 million which will be used to repay our debt and repurchase our shares in the open market.”

Fiscal 2017 First Quarter Results

Sales

Total sales for the first quarter declined slightly to $107.7 million from $107.9 million in the prior year’s first quarter. The decrease of $0.2 million in total sales was due to a comparable sales decrease of $2.1 million, or 2.1% compared to a comparable sales increase of 2.0% last year.  In the month of April, comparable sales increased to 6.4% which coincided with the start of our spring television marketing campaign.

Gross Margin

Gross margin, inclusive of occupancy costs, was 45.2%, compared with gross margin of 46.1% for the prior year’s first quarter. Our merchandise margins improved 10 basis points over first quarter of last year primarily due to fewer promotional markdowns, but we also had a 100 basis point increase in occupancy costs as a percentage of total sales. The Company opened 11 new DXL stores in the first quarter, compared to just 5 in the first quarter last year.  The increase in occupancy expense as a percent of sales was due to higher rent expense on new DXL stores plus pre-opening rent expense on the elevated number of new store openings.

Selling, General & Administrative

SG&A expenses for the first quarter were 42.9% of sales, compared with 38.3% in the prior year’s first quarter. On a dollar basis, SG&A expense increased $4.8 million from the prior year quarter, primarily due to an increase in advertising costs of approximately $3.5 million.  The balance of the increase was due to increases in stores payroll and other supporting costs associated with a greater DXL store base.

Net Income (Loss)

Net Loss for the first quarter was $6.1 million, or $(0.12) per diluted share, compared with net income of $0.2 million, or $0.00 per diluted share, for the prior year’s first quarter. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the first quarter was $(0.07) per diluted share compared with net income of $0.00 per diluted share for the prior year’s first quarter. The decline in earnings was driven primarily by a combination of higher planned marketing costs related to our television advertising campaign as well as lower gross margin dollar contribution due to occupancy de-leverage.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the first quarter were $2.5 million, compared with $8.4 million for the first quarter of fiscal 2016.

Cash Flow

Cash Flow provided by operations for the first quarter of fiscal 2017 was $(4.6) million, compared with cash flow of $(5.0) million for the first quarter of fiscal 2016. Capital expenditures for the first quarter of fiscal 2017 were $6.9 million and consisted of $5.8 million for new DXL stores and $1.1 million for infrastructure projects. Capital expenditures for the first quarter of fiscal 2016 of $6.1 million consisted of $4.6 million for new DXL stores and $1.5 million for infrastructure projects. Free cash flow, a non-GAAP measure, decreased slightly to $(11.5) million for the first quarter of fiscal 2017 from $(11.1) million for the first quarter of fiscal 2016.

	For the three months ended
(in millions)	April 29, 2017	April 30, 2016
Cash flow from operating activities (GAAP basis)(1)	$(4.6)	$(5.0)
Capital expenditures, infrastructure projects	(1.1)	(1.5)
Free Cash Flow, before DXL capital expenditures	$(5.7)	$(6.5)
Capital expenditures for DXL stores	(5.8)	(4.6)
Free Cash Flow (non-GAAP basis)	$(11.5)	$(11.1)

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles. Management believes free cash flow before DXL capital expenditures is an important metric, because it demonstrates DXL’s ability to strengthen liquidity while also contributing to the funding of DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net income (loss) and adjusted net income (loss) per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At April 29, 2017, the Company had cash and cash equivalents of $7.9 million. Total debt at April 29, 2017 was $78.8 million. Total debt consisted of $62.1 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $16.7 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. Excess availability under its credit facility was $45.7 million at April 29, 2017, a decrease from year-end as we built up Spring seasonal inventory consistent with prior years.

Inventory was $121.4 million at April 29, 2017 compared with $117.4 million at January 28, 2017 and $125.8 million at April 30, 2016. The decrease in inventory compared with last year’s first quarter is due to inventory initiatives to improve timing of receipts and weeks of supply on hand.

Under the Company’s stock repurchase plan, the Company has repurchased approximately 670,000 shares at a total cost of approximately $1.8 million.  Approximately $10.2 million remains available for purchases under the stock repurchase plan.

Retail Store Information

For the first quarter of fiscal 2017, the Company opened a total of 10 DXL retail stores, with 2 DXL retail stores opened in Ontario, Canada, and 1 DXL outlet store:

	Year End 2015		Year End 2016		At April 29, 2017		Year End 2017E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	166	1,369	192	1,542	202	1,606	211	1,660
DXL outlets	9	45	13	66	14	72	14	72
CMXL retail	125	443	97	340	90	314	81	281
CMXL outlets	40	126	36	113	33	103	33	104
Rochester Clothing	5	51	5	51	5	51	5	51
Total	345	2,034	343	2,112	344	2,146	344	2,168

Reaffirmed Fiscal 2017 Outlook

Our fiscal 2017 outlook, based on a 53-week year, is as follows:

•	Sales are expected to range from $470.0 million to $480.0 million, with a total Company comparable sales increase of approximately 1.0% to 4.0%.
•	Gross margin rate of approximately 46.0%, an increase of 50 basis points from fiscal 2016.
•	SG&A expenses expected to increase 150 to 200 basis points from fiscal 2016.
•	Net loss, on a GAAP basis, of $(5.7) to $(11.7) million, or $(0.11) to $(0.23) per diluted share.
•	EBITDA of $24.0 to $30.0 million. *
•	Adjusted net loss, on a non-GAAP basis, of $(0.06) to $(0.14) per diluted share, assuming a normal tax rate of 40%. *
•

Capital expenditures of approximately $22.0 million, $8.3 million of which will be for infrastructure projects and $13.7 million of which will be for new DXL stores (before tenant allowances of approximately $5.0 million).

•	Cash flow from operating activities of $37.0 million to $42.0 million, resulting in free cash flow after capital expenditures for new DXL stores of $15.0 to $20.0 million. *

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results on Friday, May 19, 2017 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 378-0320. Please reference conference ID: 5302286. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and in London, England and Ontario, Canada. The retailer operates under five brands: DXL, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2017, t and the Company’s ability to sustain future sales growth. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2017, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the Company’s ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	April 29, 2017	April 30, 2016
Sales	$107,629	$107,891
Cost of goods sold including occupancy	58,941	58,125
Gross profit	48,688	49,766

Expenses:
Selling, general and administrative	46,168	41,369
Depreciation and amortization	7,754	7,342
Total expenses	53,922	48,711

Operating income (loss)	(5,234)	1,055

Interest expense, net	(802)	(784)

Income (loss) before provision for income taxes	(6,036)	271
Provision for income taxes	29	57

Net income (loss)	$(6,065)	$214

Net income (loss) per share - basic and diluted	$(0.12)	$0.00

Weighted-average number of common shares outstanding:
Basic	49,735	49,513
Diluted	49,735	49,880

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
April 29, 2017, January 28, 2017 and April 30, 2016
(In thousands)
Unaudited

	April 29,	January 28,	April 30,
	2017	2017	2016
ASSETS

Cash and cash equivalents	$7,928	$5,572	$5,853
Inventories	121,424	117,446	125,788
Other current assets	16,624	15,931	13,768
Property and equipment, net	124,652	124,347	124,070
Intangible assets	2,123	2,228	2,552
Other assets	3,843	3,804	3,718
Total assets	$276,594	$269,328	$275,749

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$102,780	$104,521	$92,163
Long-term debt	16,655	19,002	24,247
Borrowings under credit facility	62,095	44,097	55,741
Deferred gain on sale-leaseback	12,822	13,188	14,288
Stockholders' equity	82,242	88,520	89,310
Total liabilities and stockholders' equity	$276,594	$269,328	$275,749

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)

	For the three months ended
	April 29, 2017		April 30, 2016
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$(6,065)	$(0.12)	$214	$0.00

Add back: Actual income tax provision	29		57
Income tax (provision) benefit, assuming a normal tax rate of 40%	2,414		(108)
Adjusted net income (loss) (non-GAAP basis)	$(3,622)	$(0.07)	$163	$0.00

Weighted average number of common shares outstanding on a diluted basis		49,735		49,880

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended
	April 29, 2017	April 30, 2016
(in millions)
Net income (loss) (GAAP basis)	$(6.1)	$0.2
Add back:
Provision for income taxes	0.0	0.1
Interest expense	0.8	0.8
Depreciation and amortization	7.8	7.3
EBITDA (non-GAAP basis)	$2.5	$8.4

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the three months ended
(in millions)	April 29, 2017	April 30, 2016
Cash flow from operating activities (GAAP basis)(1)	$(4.6)	$(5.0)
Capital expenditures, infrastructure projects	(1.1)	(1.5)
Free Cash Flow, before DXL capital expenditures	$(5.7)	$(6.5)
Capital expenditures for DXL stores	(5.8)	(4.6)
Free Cash Flow (non-GAAP basis)	$(11.5)	$(11.1)

2017 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2017
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(5.7)-$(11.7)
Add back:
Provision for income taxes	0.2
Interest expense	3.0
Depreciation and amortization	32.5
EBITDA (non-GAAP basis)	$24.0-$30.0

Net loss ( GAAP basis)	$(5.7)-$(11.7)	$(0.11)-$(0.23)
Income tax benefit, assuming 40% rate	$2.3-$4.7	$0.05-0.09
Adjusted net loss (non-GAAP basis)	$(3.4)-$(7.0)	$(0.06)-(0.14)
Weighted average common shares outstanding - diluted	49.5

Cash flow from operating activities (GAAP basis)	$37.0-$42.0
Capital expenditures, infrastructure projects	(8.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$28.7-$33.7
Capital expenditures for DXL stores	(13.7)
Free Cash Flow (non-GAAP basis)	$15.0-$20.0